As filed with the Securities and Exchange Commission on October 1, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CRIIMI MAE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1622022
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

11200 Rockville Pike

Rockville, Maryland  20852

(Address, including zip code, of principal executive offices)

CRIIMI MAE Inc.

Deferred Compensation Plan

(Full title of the Plan)

Mark A. Libera

11200 Rockville Pike

Rockville, Maryland  20852

(301) 816-2300

(Name, address and telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share (1)	60,000 shares (2)	$13.76	(3)	$825,600	(3)	$104.60

(1)                                  This Registration Statement also covers an equal number of Series H Junior Preferred Stock purchase rights which are attached to and transferable only with the shares of Common Stock registered hereby and also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares as a result of any future stock split, stock dividend or similar event.

(2)                                  Represents the number of shares of CRIIMI MAE Inc. common stock reserved for issuance under the CRIIMI MAE Inc. Deferred Compensation Plan (the “Plan”) during the next 24 months.

(3)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and (c) based on the average of the high and low prices of the Company common stock on the New York Stock Exchange on September 28, 2004.

Part I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

In May 2002, the Arthur Andersen partners who reviewed the Registrant’s audited consolidated financial statements for the year ended December 31, 2001 and for each of the two years in the period ended December 31, 2001 resigned from Arthur Andersen.  On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.  As a result, after reasonable efforts, the Registrant has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to the Registrant’s financial statements.

Under these circumstances, Rule 437a under the Securities Act permits the Registrant to file this registration statement without a written consent from Arthur Andersen LLP.  Accordingly, Arthur Andersen LLP will not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant are incorporated by reference in this Registration Statement:

1.                                       Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

3.                                       Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004.

4.                                       Current Reports on Form 8-K filed on January 12, 2004, January 23, 2004, February 20, 2004, March 11, 2004, March 24, 2004, April 5, 2004, April 15, 2004, June 4, 2004, June 15, 2004, July 7, 2004, August 5, 2004, September 17, 2004 and September 27, 2004 (such portions of the report deemed “filed,” but not such portions of the report deemed “furnished”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this registration statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Maryland law, a corporation formed under Maryland law is permitted to limit, by provisions in its articles of incorporation, the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Registrant’s Articles of Incorporation include such a provision which limits such liability to the fullest extent permitted by Maryland law.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify other persons who may be indemnified, to the fullest extent permitted by Maryland law against any liability and related expenses (including attorneys’ fees) incurred in conjunction with any proceeding or threatened proceeding in which any of them may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the Registrant’s business.  The Registrant has purchased and maintains liability insurance against liabilities that may be asserted against such persons in connection with the Registrant, whether or not indemnification against such liabilities would be permitted under the provisions of the Registrant’s Articles of Incorporation.

Section 2-418 of the General Corporation Law of the State of Maryland provides, together with the Bylaws described above, for the indemnification of directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

Exhibit No.	Description of Exhibit

4	CRIIMI MAE Inc. Deferred Compensation Plan

5	Opinion of Venable LLP

23	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 29, 2004.

CRIIMI MAE INC.

By:	/s/ Barry S. Blattman
Barry S. Blattman
Chairman of the Board and
Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of CRIIMI MAE Inc., hereby constitute and appoint Barry S. Blattman and Cynthia O. Azzara, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Barry S. Blattman	Chairman of the Board and
Barry S. Blattman	Principal	September 29, 2004
Executive Officer

/s/ Cynthia O. Azzara	Executive Vice President, Chief
Cynthia O. Azzara	Financial	September 29, 2004
Officer and Treasurer

/s/ Jeffrey M. Blidner	Director	September 29, 2004
Jeffrey M. Blidner

/s/ Joshua B. Gillon	Director	September 29, 2004
Joshua B. Gillon

/s/ Arthur N. Haut	Director	September 29, 2004
Arthur N. Haut

/s/ Robert J. Merrick	Director	September 29, 2004
Robert J. Merrick

/s/ John S. Moody	Director	September 29, 2004
John S. Moody

/s/ Bruce K. Robertson	Director	September 29, 2004
Bruce K. Robertson

/s/ Glenn J. Rufrano	Director	September 29, 2004
Glenn J. Rufrano

/s/ Robert E. Woods	Director	September 29, 2004
Robert E. Woods

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4	CRIIMI MAE Inc. Deferred Compensation Plan

5	Opinion of Venable LLP.

23	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page of this Registration Statement).